Exhibit 99.1

Investors Title Company Announces Fourth Quarter and Fiscal Year 2012 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 19, 2013--Investors Title Company (NASDAQ: ITIC), today announced its results for the fourth quarter and year ended December 31, 2012. For the quarter, net income increased 68.3% to $3,162,684, or $1.51 per diluted share, compared with $1,879,459, or $0.88 per diluted share, for the prior year period. For the year, net income increased 60.1% to $11,102,496, or $5.24 per diluted share, compared with $6,933,936, or $3.20 per diluted share, for the prior year period.

The increase in net income for the quarter and the year was driven primarily by increases in premium volumes, reflecting widespread increases in overall mortgage lending activity. New premium charges and rate increases in a number of our markets also contributed to the increase.

For the quarter, premium volumes increased 66.8%. Operating expenses increased 62.4% versus the prior year period, primarily due to increases in commissions to agents, claims, and payroll expense. Commissions to agents increased commensurate with the increase in agency premiums. The claims provision rate as a percentage of net premiums written tracked favorably to the long-term trend, and was virtually flat for the quarter compared with the prior year quarter. The increase in payroll expense was primarily driven by an increase in staffing levels in software development.

For the year, revenues increased 26.9% over the prior year to $115,079,092, due to high levels of overall mortgage activity, and new premium charges and rate increases. Operating expenses followed the trend for the quarter, increasing 21.9%.

Chairman J. Allen Fine added, “We are pleased to report record levels of revenue and earnings per share for 2012. A favorable interest rate environment led to high levels of mortgage lending across the industry, with increases in both purchase and refinance activity versus the prior year. In addition, we benefitted from ongoing expansion of our agent base and targeted entry into new markets. Our balance sheet and financial condition remain strong, as total assets reached an all-time high of $171.9 million as of year-end. In the coming year, we will continue to emphasize the expansion of our agency base and operational efficiency.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency base expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Revenues:
Net premiums written	$30,403,989	$18,226,131	$102,331,102	$81,529,333
Investment income - interest and dividends	1,030,659	929,791	3,980,411	3,595,036
Net realized gain on investments	708,420	107,731	1,066,239	28,559
Other	2,164,017	1,563,400	7,701,340	5,532,228
Total Revenues	34,307,085	20,827,053	115,079,092	90,685,156

Operating Expenses:
Commissions to agents	18,743,705	10,261,013	59,427,070	49,596,250
Provision for claims	1,647,592	1,041,168	6,072,115	3,342,427
Salaries, employee benefits and payroll taxes	5,799,813	4,442,291	21,877,186	18,552,504
Office occupancy and operations	1,016,904	886,735	3,936,653	3,722,803
Business development	600,832	583,317	1,887,398	1,706,834
Filing fees, franchise and local taxes	172,176	104,483	846,168	516,380
Premium and retaliatory taxes	572,854	361,662	1,885,760	1,729,830
Professional and contract labor fees	832,303	381,158	2,487,582	1,513,466
Other	123,754	112,767	579,253	505,726
Total Operating Expenses	29,509,933	18,174,594	98,999,185	81,186,220

Income Before Income Taxes	4,797,152	2,652,459	16,079,907	9,498,936

Provision For Income Taxes	1,650,000	773,000	4,889,000	2,565,000

Net Income	3,147,152	1,879,459	11,190,907	6,933,936

Less: Net (Loss) Income Attributable to Redeemable Noncontrolling Interests	(15,532)	-	88,411	-

Net Income Attributable to the Company	$3,162,684	$1,879,459	$11,102,496	$6,933,936

Basic Earnings Per Common Share	$1.54	$0.89	$5.33	$3.22

Weighted Average Shares Outstanding - Basic	2,055,703	2,112,675	2,081,703	2,151,350

Diluted Earnings Per Common Share	$1.51	$0.88	$5.24	$3.20

Weighted Average Shares Outstanding - Diluted	2,093,538	2,132,780	2,116,793	2,169,636

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2012 and 2011
(Unaudited)

	December 31, 2012	December 31, 2011
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$81,936,978	$85,407,365
Equity securities, available-for-sale, at fair value	28,510,933	22,549,975
Short-term investments	13,567,648	14,112,262
Other investments	6,763,100	3,631,714
Total investments	130,778,659	125,701,316

Cash and cash equivalents	20,810,018	18,042,258
Premiums and fees receivable, net	11,037,714	6,810,000
Accrued interest and dividends	1,037,447	1,108,156
Prepaid expenses and other assets	4,651,115	2,743,517
Property, net	3,603,323	3,553,216

Total Assets	$171,918,276	$157,958,463

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$39,078,000	$37,996,000
Accounts payable and accrued liabilities	15,477,545	12,330,383
Current income taxes payable	1,336,824	640,533
Deferred income taxes, net	893,156	479,363
Total liabilities	56,785,525	51,446,279

Redeemable Noncontrolling Interest	493,861	-

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000;
2,043,359 and 2,107,681 shares issued and outstanding as of December 31, 2012 and
December 31, 2011, respectively, excluding 291,676 shares for 2012 and 2011
of common stock held by the Company's subsidiary)	1	1
Retained earnings	105,820,459	99,003,018
Accumulated other comprehensive income	8,818,430	7,509,165
Total stockholders' equity	114,638,890	106,512,184

Total Liabilities and Stockholders' Equity	$171,918,276	$157,958,463

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Twelve Months Ended December 31, 2012 and 2011
(Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2012	%	2011	%	2012	%	2011	%
Branch	$6,216,397	20.4	$4,424,488	24.3	$23,762,885	23.2	$16,485,973	20.2

Agency	24,187,592	79.6	13,801,643	75.7	78,568,217	76.8	65,043,360	79.8

Total	$30,403,989	100.0	$18,226,131	100.0	$102,331,102	100.0	$81,529,333	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200